Exhibit 4.16

[__]	INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE	[_________]

MAGNEGAS CORPORATION

AUTHORIZED: 900,000,000 COMMON SHARES
$0.001 PAR VALUE PER SHARE

                                                          INSERT NAME OF SHAREHOLDER

INSERT AMOUNT OF SHARES (__________________________)

May 16, 2013

Luisa Ingargiola, Chief Financial Officer	Ermanno Santilli, Chief Executive Officer